UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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COMMONWEALTH BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMMONWEALTH BANKSHARES, INC.

POST OFFICE BOX 1177, NORFOLK, VIRGINIA 23501-1177

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

To be Held June 26, 2007

To the shareholders of Commonwealth Bankshares, Inc.:

NOTICE is hereby given that the 2007 Annual Meeting of Shareholders of Commonwealth Bankshares, Inc. (the “Company”) will be held at the Ocean View Branch of Bank of the Commonwealth, 1901 East Ocean View Avenue, Norfolk, Virginia 23503, on Tuesday, June 26, 2007, at 3:00 p.m. local time, for the following purposes:

1.	To elect four Class I directors to the Board of Directors of the Company to serve until the 2010 Annual Meeting of Shareholders.

2.	To approve the Commonwealth Bankshares Employee Stock Purchase Plan.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 27, 2007 are entitled to notice of, and to vote at, such meeting or any adjournment thereof.

Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding matters proposed to be acted upon at the meeting. The Board of Directors of the Company unanimously recommends that shareholders vote FOR approval of each of the items indicated above.

To assure that your shares are represented at the meeting, please fill in, date and sign the enclosed proxy and return it promptly in the enclosed envelope, regardless of whether you expect to attend the meeting. The enclosed envelope requires no postage if mailed in the United States. If for any reason you desire to revoke your proxy, you may do so at any time before it is voted by contacting the Chairman of the Board, President and Chief Executive Officer of the Company, E.J. Woodard, Jr., CLBB, in person or in writing.

By Order of the Board of Directors,

/s/ E. J. Woodard, Jr.
E.J. Woodard, Jr., CLBB
Chairman of the Board, President and
Chief Executive Officer

Dated in Norfolk, Virginia and mailed

this 15th day of May 2007

COMMONWEALTH BANKSHARES, INC.

403 Boush Street

Norfolk, Virginia 23510

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

JUNE 26, 2007

The solicitation of the enclosed 2007 proxy is made by and on behalf of the Board of Directors of Commonwealth Bankshares, Inc. (the “Company”) to be used at the 2007 Annual Meeting of Shareholders to be held on June 26, 2007 at 3:00 p.m., or any adjournment thereof, at the Ocean View Branch of Bank of the Commonwealth, 1901 East Ocean View Avenue, Norfolk, Virginia 23503. The approximate mailing date of this Proxy Statement and the accompanying proxy is May 15, 2007. The matters to be considered and acted upon are (i) the election of four Class I directors to the Board of Directors of the Company to serve until the 2010 Annual Meeting of Shareholders, (ii) the approval of the Commonwealth Bankshares Employee Stock Purchase Plan and (iii) such other business as may properly come before the meeting, or any adjournment thereof.

The Company is a one bank holding company organized under the laws of the Commonwealth of Virginia. It’s wholly-owned subsidiary, Bank of the Commonwealth (the “Bank”), is a Virginia State Chartered Bank and a member of the Federal Reserve. The Bank operates 13 branches and 19 ATMs in Hampton Roads, Virginia and Eastern North Carolina.

Revocability of Proxy

Anyone who gives a proxy may still vote in person, if he so desires, and may revoke the proxy at any time prior to the voting of such proxy by contacting the Chairman of the Board, President and Chief Executive Officer of the Company, E.J. Woodard, Jr., CLBB in person or in writing, or by filing a duly executed proxy bearing a later date. All properly executed proxies delivered pursuant to this solicitation will be voted at the meeting in accordance with instructions contained therein. If no instructions are given in a returned executed proxy, the proxy will be voted in favor of the two matters for consideration at the Annual Meeting, and in the discretion of the proxy holders as to any other matters which may properly come before the meeting. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting, unless otherwise revoked.

Person Making The Solicitation

The cost of the solicitation of proxies will be borne by the Company. Solicitations will be made only by mail, except that, if necessary, officers and regular employees of the Company or the Bank may make solicitations of proxies in person or by telephone. Banks, brokerage firms, and other custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Company will, upon request, reimburse them for their reasonable charges and expenses in this regard.

Voting Shares and Vote Required

Only shareholders of record at the close of business on April 27, 2007 will be entitled to vote at the meeting, or any adjournment thereof. As of April 27, 2007, the Company had issued and outstanding 6,878,292 shares of common stock held of record by approximately 2,055 shareholders. A majority of the shares of outstanding common stock must be represented at the meeting in person or by proxy in order to constitute a quorum for the transaction of business.

Shareholders are entitled to one vote for each share of common stock held on all matters to come before the meeting. In the election of directors, those nominees receiving the greatest number of votes shall be deemed elected even though not receiving a majority of the shares represented at the meeting in person or proxy. The affirmative vote of the holders of a majority of the shares of common stock actually voting, in person or by proxy, at the Annual Meeting is necessary for approval of the Commonwealth Bankshares Employee Stock Purchase Plan. Abstentions and broker non-votes (shares held by customers that may not be voted on certain matters because the broker has not received specific instructions from the customer) will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as a vote cast on any proposal. Accordingly, abstentions and broker non-votes will not affect the election of directors or the approval of the Commonwealth Bankshares Employee Stock Purchase Plan.

PROPOSAL I

ELECTION OF DIRECTORS

The Company’s Articles of Incorporation provide for the Board of Directors to be divided into three classes, as nearly equal in number as possible. Each class serves for a term of three years, with one class being elected each year. The Board of Directors currently consists of nine directors.

At the 2007 Annual Meeting, four directors comprising Class I will be elected to serve until the 2010 Annual Meeting of Shareholders and until their successors are elected and qualified. Proxies received will be voted for the election of such nominees, unless marked to the contrary. A shareholder who desires to withhold voting of the proxy for one or all of the nominees may so indicate on the proxy. All of the nominees are currently members of the Board. All of the nominees have consented to be named and have indicated their intent to serve if elected. However, in the event any nominee is not available for election, the proxies will be voted for such person as shall be designated by the Board as a replacement.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ELECT THE FOUR NOMINEES LISTED BELOW AS CLASS I DIRECTORS OF THE COMPANY.

The following table sets forth certain information with respect to each director including age, principal occupation and the year each nominee or incumbent director first became a director. Unless otherwise indicated, the business experience and principal occupation shown for each nominee or incumbent director has existed five or more years.

Name	Age	Served as Director Since	Principal Occupation During Past Five Years
Nominees for Election Whose Terms Will Expire in 2007 (Class I)

E. Carlton Bowyer, Ph.D.	73	2001	Investor, Retired Superintendent – Virginia Beach Schools.

Morton Goldmeier	83	1988	President of Hampton Roads Management Associates, Inc., a real estate management company, since 1990 and retired partner of Goodman & Company, LLC, a regional certified public accounting and business advisory firm based in Norfolk, Virginia.

William D. Payne, M.D.	71	1988	Retired surgeon, Drs. Payne, Ives & Holland, Inc. since 2001.

Richard J. Tavss	67	1988	Senior counsel, Tavss Fletcher, Norfolk, Virginia.

Incumbent Directors Whose Terms Will Expire in 2008 (Class II)

Herbert L. Perlin	66	1987	Senior partner of Perlin Rossen & Associates LLC, a wealth management group located in Virginia Beach, Virginia.

Kenneth J. Young	56	1999	President of The Norfolk Tides and Albuquerque Isotopes Baseball Clubs and Ovations Food Services since 1996.

Thomas W. Moss, Jr.	78	1999	Treasurer – City of Norfolk, Norfolk, Virginia; formerly Attorney, President & sole owner of Thomas W. Moss, Jr. PC and a former speaker of the House of Delegates for the Commonwealth of Virginia.

Name	Age	Served as Director Since	Principal Occupation During Past Five Years
Incumbent Directors Whose Terms Will Expire in 2009 (Class III)

Laurence C. Fentriss	52	2001	President, Anderson & Strudwick Investment Corporation, parent of Anderson and Strudwick, Inc., a full service brokerage and investment banking firm and formerly co-founder of Baxter, Fentriss and Company, an investment banking firm.

E.J. Woodard, Jr., CLBB	64	1973	Chairman of the Board, President and Chief Executive Officer of the Company and the Bank.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

The following table sets forth for (1) each director-nominee, director, and named executive officer of the Company, and (2) all director-nominees, directors, and executive officers of the Company as a group: (i) the number of shares of Company common stock beneficially owned on April 27, 2007 and (ii) such person’s or group’s percentage ownership of outstanding shares of Company common stock on such date. All of the Company’s directors and named executive officers receive mail at the Company’s principal executive office at 403 Boush Street, Norfolk, Virginia 23510.

Name	Amount and Nature of Beneficial Owner (1) (2)		Percent of Class
Directors:
E. Carlton Bowyer, Ph.D.	19,955	(3)	*
Laurence C. Fentriss	275,884	(4)	4.00%
Morton Goldmeier	163,135	(5)	2.37%
Thomas W. Moss, Jr.	22,570	(6)	*
William D. Payne, M.D.	65,122	(7)	*
Herbert L. Perlin	78,084	(8)	1.13%
Richard J. Tavss	238,601	(9)	3.46%
Edward J. Woodard, Jr., CLBB	133,784	(10)	1.92%
Kenneth J. Young	47,484	(11)	*

Non-Director Executive Officers:
Cynthia A. Sabol, CPA	45,275	(12)	*
Simon Hounslow	64,253	(13)	*
Stephen G. Fields	37,198	(14)	*

All Directors and Named Executive Officers as a group (12 persons)	1,191,345		16.43%

*	Percentage of ownership is less than 1.0% of the outstanding shares of common stock of the Company.
(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and includes shares, where applicable, which an individual has the right to acquire within 60 days through the exercise of stock options. The above table includes 373,842 shares which can be acquired through the exercise of stock options.
(2)	Based on 6,878,292 issued and outstanding shares of common stock as of April 27, 2007.

(3)	Includes (i) 15,620 shares which Dr. Bowyer has the right to acquire through the exercise of stock options, and (ii) 522 shares registered in the name of Dr. Bowyer’s wife, for which Dr. Bowyer disclaims beneficial ownership.
(4)	Includes (i) 15,620 shares which Mr. Fentriss has the right to acquire through the exercise of stock options, and (ii) 130,262 shares held in an IRA FBO Laurence C. Fentriss.
(5)	Includes (i) 20,980 shares which Mr. Goldmeier has the right to acquire through the exercise of stock options, and (ii) 19,324 shares owned by Mr. Goldmeier’s wife, for which Mr. Goldmeier disclaims beneficial ownership.
(6)	Includes (i) 18,040 shares which Mr. Moss has the right to acquire through the exercise of stock options, and (ii) 3,887 shares owned jointly by Mr. Moss and his wife.
(7)	Includes (i) 22,941 shares which Dr. Payne has the right to acquire through the exercise of stock options, (ii) 3,317 shares registered in the name of Dr. Payne’s wife, for which Dr. Payne disclaims beneficial ownership, and (iii) 13,121 shares held in an IRA FBO William D. Payne.
(8)	Includes (i) 22,941 shares which Mr. Perlin has the right to acquire through the exercise of stock options, (ii) 24,132 shares registered in the name of Herbert L. Perlin, Profit Sharing Trust, of which Mr. Perlin is Acting Trustee, (iii) 2,924 shares owned jointly by Mr. Perlin and his wife, and (iv) 23,749 shares registered as the Perlin Revocable Living Trust.
(9)	Includes (i) 22,941 shares which Mr. Tavss has the right to acquire through the exercise of stock options, (ii) 1,621 shares registered in the name of Richard J. Tavss, custodian for Bobbie J. Tavss, (iii) 867 shares registered in the name of Richard J. Tavss, custodian for Sanders T. Schoolar V, (iv) 770 shares registered in the name of Richard J. Tavss, custodian for Zachary I. Maiden, (v) 767 shares registered in the name of Richard J. Tavss, custodian for Taylor Tavss Scholar, (vi) 180 shares registered in the name of Richard J. Tavss, custodian for Richard T. Maiden, (vii) 180 shares registered in the name of Richard J. Tavss, custodian for Samantha R. Maiden, (viii) 38,284 shares registered in the name of Fletcher, Maiden & Reed PC 401K Plan FBO Richard J. Tavss, and (ix) 1,760 shares registered in the name of Mr. Tavss’ wife, for which Mr. Tavss disclaims beneficial ownership.
(10)	Includes (i) 80,817 shares which Mr. Woodard has the right to acquire through the exercise of stock options, (ii) 827 shares registered in the name of Edward J. Woodard, Jr., custodian for Troy Brandon Woodard, (iii) 1,966 shares registered in the name of Edward J. Woodard, Jr. and Sharon W. Woodard, custodians of Troy Brandon Woodard, (iv) 2,635 shares held in an IRA for the benefit of Edward J. Woodard, Jr., (v) 11,412 shares owned jointly by Mr. Woodard and his wife, and (vi) 6,286 shares held in the Company’s 401(k) Profit Sharing Plan.
(11)	Includes (i) 18,040 shares which Mr. Young has the right to acquire through the exercise of stock options, (ii) 6,353 shares representing the proceeds of a self directed Individual Retirement Account for the benefit of Kenneth J. Young, (iii) 1,234 shares owned jointly with Michael J. Young (son), (iv) 1,234 shares owned jointly with Benjamin C. Young (son), and (v) 1,234 shares owned jointly with Jennifer M. Young (daughter).
(12)	Includes (i) 44,880 shares which Ms. Sabol has the right to acquire through the exercise of stock options, and (ii) 389 shares held in the Company’s 401(k) Profit Sharing Plan.
(13)	Includes (i) 54,173 shares which Mr. Hounslow has the right to acquire through the exercise of stock options.
(14)	Includes (i) 36,850 shares which Mr. Fields has the right to acquire through the exercise of stock options, (ii) 15 shares registered in the name of Madison S. Fields (daughter), (iii) 15 shares registered in the name of Mr. Field’s wife, for which Mr. Fields disclaims beneficial ownership, and (iv) 306 shares held in the Company’s 401(k) Profit Sharing Plan.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock as of April 27, 2007 by each beneficial owner of more than 5.0% of the Company’s common stock based on currently available Schedules 13D and 13G filed with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Wasatch Advisors, Inc.	461,834	6.71%
150 Social Hall Ave., Ste. 400
Salt Lake City, UT 84111

Financial Stocks Capital Partners III L.P.	433,810	6.31%
507 Carew Tower
441 Vine Street
Cincinnati, Ohio 45202

MANAGEMENT INFORMATION

Executive Officers of Commonwealth Bankshares, Inc. and Bank of the Commonwealth

Edward J. Woodard, Jr., CLBB, 64, has served as President and Chief Executive Officer of Bank of the Commonwealth since 1973 and as Chairman of the Board since 1988. He has served as Chairman of the Board, President and Chief Executive Officer of Commonwealth Bankshares since 1988. Mr. Woodard is also President and Director of BOC Title of Hampton Roads, Inc., T/A Executive Title Center, BOC Insurance of Hampton Roads, Inc., Community Home Mortgage of Virginia, Inc., T/A Bank of the Commonwealth Mortgage and Commonwealth Financial Advisors, LLC, President of Boush Bank Building Corporation and a general partner in Boush Bank Building Associates. Mr. Woodard has served as a director of Bank of the Commonwealth since 1973 and as a director of Commonwealth Bankshares since 1988.

Cynthia A. Sabol, CPA, 44, assumed the role of Executive Vice President, Chief Financial Officer and Secretary of the Company and Bank in February 2004. Ms. Sabol is also Director, Vice President, Secretary and Treasurer of BOC Title of Hampton Roads, Inc., T/A Executive Title Center, BOC Insurance of Hampton Roads, Inc., and Commonwealth Financial Advisors, LLC and Director, Vice President and Treasurer of Community Home Mortgage of Virginia, Inc., T/A Bank of the Commonwealth Mortgage. Prior to joining the Bank, she worked at Hampton Roads Bankshares, Inc., a community bank located in Norfolk, Virginia, as Senior Vice President and Chief Financial Officer for ten years and as an executive with Ernst and Young, a public accounting firm, for nine years. Ms. Sabol is a certified public accountant and received a Bachelor of Science degree from the State University of New York at Albany.

Simon Hounslow, 42, Executive Vice President and Chief Lending Officer has been with the Bank since 1989. In December 2004, he was promoted from Senior Vice President to Executive Vice President and Chief Credit Officer. Mr. Hounslow has over 17 years in the banking industry, specializing in commercial, consumer and construction lending.

Stephen G. Fields, 43, joined the Company in December of 2003 as Senior Vice President and Commercial Loan Officer. Mr. Fields is also Director, Vice President and Secretary of Community Home Mortgage of Virginia, Inc., T/A Bank of the Commonwealth Mortgage. In December 2004, he was promoted to Executive Vice President and Commercial Loan Officer. Mr. Fields has 12 years in the banking industry concentrating in commercial, consumer and construction lending. Prior to joining the Bank, Mr. Fields worked at Bank of Hampton Roads, as Senior Vice President and Commercial Loan Officer for 9 years. Mr. Fields also has 6 years working as an examiner with the Federal Reserve Bank of Richmond.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

Meetings and Committees of the Board of Directors

The Company’s Board of Directors has primary responsibility for the determination of corporate policies and the overall financial condition of the Company. The Board appoints a chief executive and other officers who are responsible for conducting business on a day-to-day basis under the Board’s guidance. In turn, the management of the Company provides the Board of Directors with a regular and detailed flow of information relating to the Company’s overall condition and financial performance. The Board has determined that all non-employee directors, which comprise a majority of the Company’s Board, satisfy the independence requirements defined under Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market, Inc. “NASDAQ.” To be an independent director under this definition, a director may not be an officer or employee of the Company or have any other relationship with the Company that interferes with the exercise of independent judgment.

During 2006, the Board of Directors met 12 times for regular monthly meetings. All directors attended at least 75% of the total meetings of the Board of Directors and at least 75% of the various committees on which they are members. The Board does not have a policy regarding attendance at annual shareholders’ meeting. However, Board members are encouraged to attend such meetings and at the annual meeting held on June 27, 2006, all Board members were in attendance.

The Board of Directors has, among others, seven standing committees: Executive Committee, Audit Committee, Personnel/Compensation Committee, Investment Committee, Trust Committee, Nominating Committee and CRA Committee. At its first meeting after the annual meeting of shareholders, the Board elects the members of each Committee. Committee members serve for one year or until the first meeting of the Board following the next annual meeting of shareholders. Mr. Woodard serves as an ex-officio member of all such committees except the Executive Committee, Investment Committee, Trust Committee and Nominating Committee. More information on the committees of the Board is set forth on page 7.

Shareholder Communications with the Company’s Board of Directors

The Company provides an informal process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to Bank of the Commonwealth, Board of Directors, c/o Corporate Secretary, 403 Boush Street, Norfolk, Virginia 23510. Correspondence directed to an individual board member will be referred, unopened, to that member. Correspondence not directed to a particular board member will be referred, unopened, to the Chairman of the Board.

Nominating Committee and Procedures

The Board of Directors has designated a Nominating Committee, which is responsible for reviewing with the Board the appropriate skills and characteristics required to serve as a director of the Company. The Committee does not have a charter; however, the Board has adopted a Director Nominations Policy, “Nominations Policy,” which outlines the process by which the Nominating Committee members identify a candidate for possible inclusion in the Company’s recommended slate of director nominees. All members of the Nominating Committee are “independent directors,” as defined by the NASDAQ Stock Market’s listing standards, except for Mr. Woodard due to his position as President and Chief Executive Officer of the Company and the Bank.

The Board and the Nominating Committee believe that a director should be an individual with substantial accomplishments and sound business judgment, who has demonstrated integrity and ethics in his or her personal and professional life. Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, minimum qualifications include high-level leadership experience in business activities, breadth of knowledge about issues affecting the Company and time available for meetings and consultation on Company matters. The Nominating Committee seeks a diverse group of candidates who posses the background, skills, and expertise to make a significant contribution to the Board, to the Company, and its shareholders. The Committee evaluates potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews and reviewing other relevant information. Candidates whose evaluations are favorable are then chosen by the committee to be recommended for selection by the full Board. The full Board then selects and recommends candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting. The Nominating Committee will accept for consideration shareholders’ nominations for directors if made in writing in accordance with the Company’s bylaws. For additional information, please see “Submission of Proposals” elsewhere in this Proxy Statement. The Company has not paid a third party to assist in identifying, evaluating, or otherwise assisting in the nomination process.

BOARD COMMITTEES

Committee	Members	Functions and Additional Information	Number of Meetings in Fiscal 2006
Executive (1)	E. Carlton Bowyer, Ph.D. Laurence C. Fentriss Morton Goldmeier Thomas W. Moss, Jr. William D. Payne, M.D. Herbert L. Perlin Richard J. Tavss E.J. Woodard, Jr., CLBB (2) Kenneth J. Young	• Acts on the Board’s behalf between Board meetings • Authorized to exercise all of the Board’s powers except for fundamental responsibilities, such as approval of the Articles of Incorporation or a plan of merger or consolidation • Acts on capital expenditures • Elects officers other than senior officers • Review and consider certain matters and policies for recommendation to the full Board	51

Audit	E. Carlton Bowyer, Ph.D. Morton Goldmeier (2) Thomas W. Moss, Jr. Herbert L. Perlin Kenneth J. Young	• Reviews financial reporting policies, procedures, and internal controls of the Company • Appoints independent auditors • Pre-approves audit, audit-related, and non-audit services to be performed by the Company’s independent auditors • Reviews related-party transactions • Reviews the Company’s policies, processes, and procedures regarding compliance with applicable laws’ and regulations and the Statement of Ethics	4

Personnel/Compensation	E. Carlton Bowyer, Ph.D. Thomas W. Moss, Jr. William D. Payne, M.D. (2) Kenneth J. Young	• Recommends the compensation of officers to the Executive Committee and Board (3) • Recommends the granting of stock options and other employee remuneration plans to the full Board	3

Investment	Laurence C. Fentriss Morton Goldmeier (2) Thomas W. Moss, Jr. Herbert L. Perlin Richard J. Tavss E.J. Woodard, Jr., CLBB	• Administers the investment policies of the Company	4

Trust	Laurence C. Fentriss Morton Goldmeier (2) Thomas W. Moss, Jr. Herbert L. Perlin Richard J. Tavss E.J. Woodard, Jr., CLBB	• Sets overall operational policy • Responsible for matters related to the Bank’s Trust Department exercise of fiduciary powers	4

Nominating	E. Carlton Bowyer, Ph.D. (2) Laurence C. Fentriss William D. Payne, M.D. Richard J. Tavss E.J. Woodard, Jr., CLBB	• Recommends those persons to be designated as Board nominees for election to the Board by the shareholders	1

CRA	Morton Goldmeier Laurence C. Fentriss William D. Payne, M.D. Herbert L. Perlin (2) Richard J. Tavss E.J. Woodard, Jr., CLBB Kenneth J. Young	• Responsible for appointing the Community Reinvestment Act Officer • Review and verify compliance with the Bank’s Community Reinvestment Act Policy and Program • Defines the Bank’s “Assessment Area”	0

(1)	Committee consists of three members selected in rotation from the nine directors.
(2)	Committee Chair.
(3)	Mr. Woodard is not permitted to participate in the consideration and recommendations by the Committee as to his compensation.

AUDIT COMMITTEE REPORT

The Company’s Board has a separately designed standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee of the Board of Directors is composed of five (5) non-employee directors. The Board has determined that Morton Goldmeier, Chairman of the Audit Committee, is an audit committee financial expert as defined by Item 401(h) of Regulation S-K of the Exchange Act and that each member of the Audit Committee is independent within the meaning of Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ. The Audit Committee held four (4) meetings during 2006. The responsibilities of the Audit Committee are set forth in its Charter, which is attached as Appendix A to this Proxy Statement. The Committee reviews and reassesses the charter at least annually as conditions dictate.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility of the financial statements and the reporting process, including the system of internal controls. In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement of Auditing Standards No. 61 (“Communication with Audit Committees”). In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, and received and discussed the written disclosures and letter required by the Independence Standards Board Standards No. 1 (“Independence Discussions with Audit Committees”). The Committee discussed with the Company’s internal and independent auditors the overall scope and specific plans for their respective audits.

The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The meetings also are designed to facilitate any private communications with the Committee desired by the internal auditors or independent accountants. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

•	Morton Goldmeier, Chairman

•	E. Carlton Bowyer, Ph.D.

•	Thomas W. Moss, Jr.

•	Herbert L. Perlin

•	Kenneth J. Young

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Loans to Officers and Directors

Certain directors and officers of the Company and the Bank, members of their immediate families, and corporations, partnerships and other entities with which such persons are associated, are customers of the Bank. As such, some of these persons engaged in transactions with the Bank in the ordinary course of business during 2006, and will have additional transactions with the Bank in the future. All loans extended and commitments to lend by the Bank to such persons were made in the ordinary course of business upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and do not involve more than the normal risk of collectability or present other unfavorable features.

As of December 31, 2006, the amount of loans from the Bank to all officers and directors of the Company and the Bank, and entities in which they are associated, was approximately $13.4 million.

Business Relationships and Transactions with Management

In the ordinary course of its business, the Company and the Bank engaged in certain transactions with their officers and directors in which such officers and directors have a significant interest. All such transactions have been made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated parties.

In 1984, the Bank entered into a lease with Boush Bank Building Associates, a limited partnership (the “Partnership”), to rent the headquarters building (the “Headquarters”) of the Company and the Bank, which is located at the corners of Freemason and Boush Streets, Norfolk, Virginia. The general partner of the Partnership is Boush Bank Building Corporation. The limited partners of the Partnership are Edward J. Woodard, Jr., CLBB, Chairman, President, CEO and director of the Company and the Bank, and the estates of George H. Burton and William P. Kellam, former directors. The lease requires the Bank to pay all taxes, maintenance and insurance. The term of the lease is twenty-three years and eleven months, and began on December 19, 1984. In connection with this property, the lessor has secured financing in the form of a $1.6 million industrial development revenue bond from the Norfolk Redevelopment and Housing Authority payable in annual installments, commencing on January 1, 1987, at amounts equal to 3.0% of the then outstanding principal balance through the twenty-fifth year, when the unpaid balance will become due. Interest on this bond is payable monthly, at 68.6% of the prime rate of Suntrust Bank in Richmond, Virginia. Monthly rent paid by the Bank is equal to interest on the above bond, plus any interest associated with secondary financing provided the lessor by the Bank. The Bank has the right to purchase, at its option, an undivided interest in the property at undepreciated original cost, and is obligated to purchase in each January after December 31, 1986, an undivided interest in an amount equal to 90.0% of the legal amount allowed by banking regulations for investments in fixed properties, unless the Bank’s return on average assets is less than seven-tenths of one percent. Under this provision the Bank has purchased 54.4% of this property for a total of $999.6 thousand. No purchases have been made after 1988. The terms of the lease are not less favorable than could be obtained from a non-related party.

Additionally, in 1998, the Bank entered into a lease with respect to its branch at 1217 Cedar Road, Chesapeake, Virginia with Morton Realty Associates, a Virginia general partnership, and Richard J. Tavss and several other parties who share ownership and responsibility as landlord under the lease. Morton Goldmeier is a partner in Morton Realty Associates, one of the landlords under the lease, and is also a member of the Board of Directors of the Bank and the Company. Richard J. Tavss, also one of the landlords under the lease, is also a member of the Board of Directors of the Bank and the Company. Annual lease payments under the lease currently are $117.7 thousand. The Board of Directors of the Company received two independent appraisals with respect to this property prior to entering into this lease. The Board and management believe the terms of this lease are no less favorable than could be obtained from a non-related party in an arms-length transaction.

The Bank has also from time to time retained the Norfolk, Virginia law firm of Tavss Fletcher, of which Richard J. Tavss, a director of the Company and the Bank, is senior counsel, to perform certain legal services for the Company and the Bank. During 2006, the Company engaged Anderson & Strudwick, Inc. as the Company’s placement agent for a $27.5 million private placement of its common stock. Laurence C. Fentriss, a director of the Company and the Bank, is President of Anderson & Strudwick Investment Corporation, the parent company of Anderson & Strudwick, Inc. The aggregate placement agent fee was 4.26% of the offering gross proceeds, which amounted to $1.17 million.

Director Independence

The Board has determined that all non-employee directors, which comprise the majority of the Company’s Board, satisfy the independence requirements defined under Rule 4200(a)(15) of the Marketplace Rules of NASDAQ. All members of the Nominating, Audit and Compensation Committee are “independent directors,” as defined by Rule 4200(a)(15) of the Marketplace Rules of NASDAQ, except for Mr. Woodard due to his position as President and Chief Executive Officer of the Company and the Bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section l6(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires directors, executive officers and persons who beneficially own more than 10.0% of the Company’s common stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all Section 16(a) filing requirements applicable to its directors, officers and greater than 10.0% beneficial owners were complied with in 2006, except for Laurence C. Fentriss and Morton Goldmeier who were both late in reporting their conversion of the Convertible Trust Preferred Securities to the Company’s common stock. Mr. Fentriss converted 120,000 shares of the trust preferred securities to 82,499 shares of common stock on October 10, 2006 and reported on December 18, 2006. Mr. Goldmeier and his wife converted 4,000 and 2,000 shares, respectively, of the trust preferred securities to 2,750 and 1,374 shares of the Company’s common stock, respectively, on November 9, 2006 and reported on December 18, 2006.

CODE OF ETHICS

Commonwealth Bankshares, Inc. and Bank of the Commonwealth have a Code of Ethics and Personal Conduct applicable to all officers and other employees of the Company. In addition, the Company has adopted a Code of Ethics that applies to the chief executive officer, the principal financial officer and the controller which is encompassed within the overall “Code of Ethics and Personal Conduct” policy in effect for all employees. The Company will provide a copy of the Code of Ethics without charge upon written request directed to Cynthia A. Sabol, Executive Vice President and Chief Financial Officer, Commonwealth Bankshares, Inc., 403 Boush Street, Norfolk, VA 23510.

EXECUTIVE COMPENSATION

Compensation and Discussion and Analysis

Overview of Compensation Program

The Personnel Committee (the “Committee”) assists the Board of Directors in administering the policies governing the annual compensation paid to executive officers. The goal of the Committee is to motivate executives to achieve a range of performance consistent with the Company’s strategic and business plans approved by the Board of Directors while insuring that the financial costs of current or proposed compensation and benefit programs are reasonable and consistent with industry standards and stockholder interests. The Committee is comprised of four non-employee directors, William D. Payne, M.D., Chairman, E. Carlton Bowyer, Ph.D., Thomas W. Moss, Jr. and Kenneth J. Young, each of whom is independent under the NASDAQ listing standards. The Committee does not have a charter.

Compensation Philosophy

The Company’s executive compensation programs are designed to attract, motivate and retain executive talent with the skills, experience, motivation and commitment needed to optimize stockholder value in a competitive environment. The executive compensation programs adopted by the Personnel Committee reflect the Committee’s belief that employee performance and achievement will result in economic benefits to the Company, and that they will support the goal of increasing stockholder value by achieving specific financial and strategic objectives.

The Company’s executive compensation programs are designed to:

•	provide levels of base compensation that are competitive geographically and with comparable companies;

•	provide annual incentive compensation that varies in a consistent manner with the achievement of individual performance objectives and financial results of the Company; and

•	provide long-term incentive compensation that focuses executive efforts on building stockholder value through meeting longer-term financial and strategic goals.

Compensation Program Components and Process

Elements of compensation for our executives include: salary, bonus, equity incentive awards, health, disability and life insurance, deferred supplemental compensation and perquisites. In designing and administering the Company’s executive compensation programs, the Personnel Committee attempts to strike an appropriate balance among these various elements, each of which is discussed in greater detail below. The Committee believes that executive compensation should be closely tied to financial and operational performance of the Company, as well as to the individual performance and responsibility level of the executives. The Committee also believes that executive compensation should contain an equity based component in order to more closely align executive interests with those of stockholders.

Executive compensation is set at the regularly scheduled fall meeting of our Personnel Committee. The Chief Executive Officer does not make recommendations or participate in the review of his compensation. With respect to the Company’s other executive officers, the Committee considers salary and incentive recommendations prepared by the Chief Executive Officer to establish compensation. Following extensive review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for its approval.

The Committee utilizes publicly available professional compensation surveys and labor market studies, including the Virginia Bankers Association’s Annual Executive Compensation and Benefits Survey, to make informed decisions regarding pay and benefit practices. Surveys prepared by management are also used to periodically ensure that the Company is maintaining its labor market competitiveness. The Company reviews the executive’s salaries and benefits with those of executives in comparable positions within their peer group and with businesses of a similar size in the business marketplace. While the Company does not set compensation at set percentage levels compared to the market, the Committee does seek to provide salary, incentive compensation opportunity and employee benefits that fall within the average practice of the Company’s competitors and the labor markets in which it participates, with the potential for higher than average compensation when the Company or the executive exceeds their performance goals.

Base Salary

Using the data obtained in the salary surveys, base pay for the Company’s executives is established based on the scope of their responsibilities, performance and the applicable competitive market compensation paid by other companies for similar positions. The subjective decisions regarding the amount and mix of compensation elements are primary based upon an assessment of each executive’s leadership, performance and potential to enhance long-term stockholder value. Key factors include: the executive’s contribution to the Company’s financial results, and the executive’s effectiveness in leading initiatives to increase stockholder value, productivity and revenue growth.

Performance Bonus

The Company maintains a management incentive cash bonus program to reward superior performance for the year. Executive bonuses are paid based on an evaluation of each executive’s current year performance, taking into consideration the Committee’s assessment of the overall financial, market and competitive performance of the Company and, for the commercial loan officers, their loan productivity and profitability levels.

In establishing the Chief Executive Officer and Chief Financial Officer bonuses, in addition to the above, the Committee considers the level of and/or increases in return on average assets and return on average equity without encouraging short-term profitability through unreasonable risk-taking or a deterioration of long-term asset quality; consideration of individual as well as combined measures of progress of the Company including the quality of the loan and investment portfolio, desirable changes in capital ratios, the overall growth of the Company, the improvement of market share, the improvement in book value per share, the improvement in earnings per share, the level of non-performing loans, other real estate owned and other objectives as may be established by the Board of Directors; the SCC and Federal Reserves’ CAMELS ratings; and the compensation and benefit levels of comparable positions at peer group institutions within the financial services industry operating in Virginia.

The executive commercial loan officers annual bonuses are set as a percentage of base salary and are tied to the achievement of several targets. The maximum potential bonus the executive commercial loan officer may be awarded is 50% of his base salary. The payout percentage is based on the officer’s average outstanding loan volume under management at the end of October of each year. For every $2 million increase in average loan volume above the base volume of $10 million, the bonus will increase by 1% of the officer’s base salary. In order to achieve the maximum bonus payout several factors will be considered: the Company must achieve certain profitability and performance levels which are set at the beginning of each year by the Personnel Committee; the credit quality of the commercial loan officer’s individual portfolio must be acceptable in the opinion of and based solely on the judgment of the President and Chief Executive Officer, the Chief Credit Officer and the Personnel Committee; and management of the commercial loan officer’s loan portfolio regarding quality of loan write-ups, monitoring collateral and financial statement exceptions, monitoring past due loans and monitoring maturity issues, must be up to established Company standards and deemed acceptable by the President and Chief Executive Officer, Chief Credit Officer and the Personnel Committee. If the above goals are not met or up to established Company standards, the bonus level awarded to the executive commercial loan officer is at the sole discretion of the Personnel Committee.

Equity Incentive Awards

The Company utilizes long-term equity incentive awards to promote the success of the Company and enhance its value by providing motivation for outstanding performance and employment longevity through linking the personal interest of participants to those of the Company’s stockholders. The 2005 Stock Incentive Plan was approved by the stockholders at the 2005 Annual Meeting of Stockholders and provides for the issuance of restricted stock awards, stock options in the form of incentive stock options and non-statutory stock options, stock appreciation rights and other stock-based awards to employees and directors of the Company and its subsidiary.

The Personnel Committee annually submits a recommendation to the Company’s Board of Directors regarding whether awards should be made for the fiscal year, and if so, the aggregate amount of those awards. The total value of the awards and their effect on stockholder dilution is considered in determining the total amount of awards to be made for each fiscal year. Annual awards are generally made to individuals at the end of each fiscal year. These grants are made by the Personnel Committee, and are based on recommendations submitted to the Personnel Committee by the Company’s Chief Executive Officer, except for his which is decided by the Personnel Committee, based on the executive’s contribution to the success of the Company, taking into consideration competitive grant levels and total options granted as a percentage of shares outstanding. Each grant is designed to align the interest of the executive with those of the stockholders.

All awards of shares of the Company’s stock options under the aforementioned program are made at or above the market price at the time of the award. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate. In 2006, all awards consisted of grants of stock options having exercise prices equal to 100% of the fair market value of the Company’s common stock on the date of grant. All stock options granted have a ten year life and are fully vested and exercisable at the date of grant.

The Personnel Committee also considers the accounting implications of SFAS No. 123(R) in its determination of the type and appropriate levels of long-term compensation. The Personnel Committee gave serious consideration to the prospect of granting restricted stock awards as opposed to stock option grants, and determined that the subjective benefits and costs associated with stock option grants were more appropriate for the Company at this time. The Personnel Committee intends to continue to consider the benefits of alternative approaches to long-term compensation in order to select the method that will allow the Company to attract and retain highly skilled employees, and reward them for their continued employment with the Company and their hard work and commitment to the long-term success of the Company.

Stock option grants to the named executives (as defined above) are detailed in Executive Compensation-Grants of Plan-Based Awards on page 14.

Deferred Supplemental Compensation

The Company has entered into a deferred supplemental compensation agreement with each of the named executive officers of the Company. Mr. Woodard entered into an amended and restated deferred supplemental compensation agreement, dated May 18th, 2004, with Bank of the Commonwealth. Under the supplemental agreement, upon Mr. Woodard attaining the age of 65, upon his termination with the Company for any reason whatsoever or upon his death, Mr. Woodard or his beneficiary shall be entitled to payment from the Bank of: (i) two hundred fifty thousand dollars ($250,000) in one hundred twenty (120) equal consecutive monthly installments of two thousand eighty-three and 33/100 dollars ($2,083.33) each, (ii) seven hundred twenty thousand dollars ($720,000) in one hundred eighty (180) equal consecutive monthly installments of four thousand dollars ($4,000) each, and (iii) five hundred forty thousand dollars ($540,000) in one hundred eighty (180) equal consecutive monthly installments of three thousand dollars ($3,000) each, all three such payments being payable on the first day of each such month. Any payments described above shall be made on each such payment date to employee, regardless of whether employee is employed by the Company at the time he becomes eligible for such payments. In addition to all payments described above, upon employee’s death, the Company shall pay to the beneficiary a lump sum payment of two hundred fifty thousand and no/100 dollars ($250,000), payable on the first day of the second calendar month immediately following the date of death. Under the supplemental agreement, Mr. Woodard is obligated to make himself available to Company after his retirement, so long as he receives payments under the supplemental agreement, for occasional consultation which Company may reasonably request. Any amounts unpaid under the supplemental agreement may be forfeited, after notice to Mr. Woodard, in the event that the Board of Directors of Company determines in good faith that Mr. Woodard is performing services of any kind for a firm or other entity competitive with the business of Company during the period that he is receiving payments under the supplemental agreement.

The Company has also entered into deferred supplemental compensation agreements with Ms. Sabol, Mr. Hounslow and Mr. Fields. The terms and conditions of these agreements are virtually the same as those of Mr. Woodard’s deferred supplemental compensation agreement described above, except for the amount of payment they are entitled. Under the supplemental agreement, Ms. Sabol is entitled to payment from the Bank of nine hundred thousand dollars ($900,000) in one hundred eighty (180) equal consecutive monthly installments of five thousand dollars ($5,000) each. Mr. Hounslow and Mr. Fields are both entitled to five hundred forty thousand dollars ($540,000) in one hundred eighty (180) equal consecutive monthly installments of three thousand dollars ($3,000) each.

Perquisites and Other Employee Benefits

The Company provides the named executive officers with perquisites and other personal benefits that the Company and the Personnel Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the level of perquisites and other personal benefits provided to the executive officers.

The Company’s executive officers receive the fringe benefits normally provided by the Company to all other employees, including life, medical and disability insurance, participation in its 401(k) plan, paid time off and other Company-wide benefits which may be in effect from time to time. In addition to these standard employee benefits, the executive officers are provided with the use of Company automobiles, enhanced key-man long-term disability insurance and several named executive officers are provided Company paid membership to a Country Club for customer entertaining.

Attributed cost of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2006, are included below in the Summary Compensation Table.

Employment Contracts

The Company has entered into employment contracts that include “change of control” provisions with certain key executives, including the named executive officers. The employment agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the named executive officers is provided under the sections “Employment Agreements” and “Potential Payments Upon Termination or Change in Control”.

Tax and Accounting Implications

In designing its executive compensation programs, the Company takes into consideration the accounting and tax effect that each element will or may have on the Company and the executive officers as a group.

Beginning on January 1, 2006, the Company began accounting for stock-based payments including stock options, restricted stock and other equity awards in accordance with the requirements of FASB No. 123(R). In determining to grant only stock options instead of restricted stock, the Company considered the accounting impact and tax benefits, and has tried to minimize the overall equity compensation cost.

As part of its role, the Personnel Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which places a limitation on tax deductions of any publicly held corporation for individual compensation to certain executives of such corporation exceeding $1 million in any taxable year, unless the compensation is performance based. The Company believes that compensation paid under the management incentive plans are fully deductible for federal income tax purposes.

Mr. Woodard and Ms. Sabol’s employment contracts provide for a gross–up payment in the event any payment or distribution by the Company to or for the benefit of the executive, under a change of control, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, to cover the excise tax imposed on the payments. If the severance exceeds certain limits as outlined under the Internal Revenue Code the Company may lose part of the deductibility of the severance for income tax purposes.

Generally, the Personnel Committee desires to maintain the tax deductibility of the compensation for executive officers to the extent it is feasible and consistent with the objectives of the Company’s executive compensation programs. The Personnel Committee considers ways to maximize the deductibility of executive compensation, but intends to retain the discretion it deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

Compensation Committee Report

The Compensation (Personnel) Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the proxy statement on Schedule 14A for its 2007 annual meeting, each as filed with the Securities and Exchange Commission.

The Personnel Committee

William D. Payne, M.D., Chairman

E. Carlton Bowyer, Ph. D.

Thomas W. Moss, Jr.

Kenneth J. Young

Summary Executive Compensation

The following table sets forth information for the year ended December 31, 2006 regarding the compensation paid or accrued by the Company and its subsidiary for the Company’s Chief Executive Officer, Chief Financial Officer and executive officers whose total compensation exceeded $100,000 in 2006 (the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total ($)
Edward J. Woodard, Jr., CLBB Chairman of the Board President and Chief Executive Officer	2006	$330,000	$225,000	$7,632	$—	$160,526	$76,603	$799,761

Cynthia A. Sabol, CPA, Executive Vice President and Chief Financial Officer	2006	$170,000	$100,000	$7,632	$—	$27,353	$15,091	$320,076

Simon Hounslow, Executive Vice President and Chief Lending Officer	2006	$150,000	$—	$7,632	$75,000	$14,326	$14,109	$261,067

Stephen G. Fields, Executive Vice President and Commercial Loan Officer	2006	$140,000	$—	$3,180	$65,000	$16,070	$14,074	$238,324

(1)	Refer to Note 1 and Note 20 in the Consolidated Financial Statements attached as Exhibit 99.1 of the Form 10-K as of December 31, 2006 for the relevant assumptions used to determine the valuation of the option awards.
(2)	Expense recognized in 2006 for the annual accrual under the named executives Deferred Supplemental Compensation Agreement.
(3)	Includes 401(k) matching contribution, 401(k) profit sharing, premiums paid for Key Man long-term disability plans, and directors fees paid to Mr. Woodard in the amount of $55,300 and life insurance premium paid for the benefit of Mr. Woodard’s beneficiary.

Grants of Plan-Based Awards

The following table sets forth information for the year ended December 31, 2006 regarding grants of plan-based equity awards to the named executive officers.

Grants of Plan-Based Awards Table

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)
Edward J. Woodard, Jr., CLBB	12/6/2006	1,320	$24.873

Cynthia A. Sabol, CPA	12/6/2006	1,320	$24.873

Simon Hounslow	12/6/2006	1,320	$24.873

Stephen G. Fields	12/6/2006	550	$24.873

(1)	Options granted were incentive stock options pursuant to the Company’s 2005 Stock Incentive Plan. The terms of the options provide for immediate vesting and have a life of 10 years. Options expire 90 days after termination of employment, to include retirement. In the event of death, the option award remains exercisable until the tenth anniversary of the option’s date of grant.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information regarding the outstanding equity awards as of December 31, 2006 for each named executive officer.

Outstanding Equity Awards at Fiscal Year-End Table

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date
Edward J. Woodard, Jr., CLBB	4,900	(1)	$7.471	12/31/07
	4,537	(1)	8.281	12/31/08
	6,050	(2)	7.686	12/31/09
	6,050	(2)	5.893	10/01/11
	5,324	(2)	15.950	12/30/13
	5,445	(2)	15.512	12/14/14
	36,300	(3)	19.008	09/26/15
	1,320	(3)	24.873	12/06/16
	3,630	(2)	15.512	12/14/14
	3,630	(2)	19.314	09/26/15
	3,630	(3)	21.694	11/15/15

Cynthia A. Sabol, CPA	7,260	(2)	$15.512	12/14/14
	36,300	(3)	19.008	09/26/15
	1,320	(3)	24.873	12/06/16

Simon Hounslow	2,940	(1)	$7.471	12/31/07
	2,722	(1)	8.281	12/31/08
	3,025	(2)	7.686	12/31/09
	3,025	(2)	5.893	10/01/11
	4,840	(2)	15.950	12/30/13
	6,050	(2)	15.512	12/14/14
	30,250	(3)	19.008	09/26/15
	1,320	(3)	24.873	12/06/16

Stephen G. Fields	6,050	(2)	$15.512	12/14/14
	30,250	(3)	19.008	09/26/15
	550	(3)	24.873	12/06/16

(1)	Stock Options issued under the Company’s 1990 Stock Option Plan.
(2)	Stock Options issued under the Company’s 1999 Stock Incentive Plan.
(3)	Stock Options issued under the Company’s 2005 Stock Incentive Plan.

Option Exercises and Stock Vested

The following table shows the options that were exercised by the named executive officers during the last fiscal year.

Option Exercises and Stock Vested Table

	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Edward J. Woodard, Jr., CLBB	2,077	$41,436

(1)	The value is equal to (i) the excess of $25.00, the closing price of the Company’s common stock on December 29, 2006, the day that the option was exercised, over $5.05, the exercise price, multiplied by (ii) 2,077 options.

Pension Benefits

Pension Benefits Table

	Plan Name (1)	Present Value of Accumulated Benefit ($)
Edward J. Woodard, Jr., CLBB	Amended and Restated Deferred Supplemental Compensation Agreement	$733,181
Cynthia A. Sabol	Deferred Supplemental Compensation Agreement	$68,384
Simon Hounslow	Amended and Restated Deferred Supplemental Compensation Agreement	$58,771
Stephen G. Fields	Deferred Supplemental Compensation Agreement	$40,176

(1)	The named executives are fully vested under the deferred supplemental compensation agreements.

Employment Agreements

The Company has entered into employment agreements with Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, dated November 21, 2006 and Cynthia A. Sabol, CPA, Executive Vice President and Chief Financial Officer, dated November 21, 2006. The agreements provide for Mr. Woodard’s and Ms. Sabol’s (collectively the “Senior Executives”) employment until the earlier of three years from December 31, 2006, their death or disability; provided, however, the employment agreements allows for termination of employment by either the Company, or by Mr. Woodard or Ms. Sabol in the event of a “change of control” of Commonwealth Bankshares or Bank of the Commonwealth, or by the Senior Executives for “Good Reason.” The Senior Executives’ employment agreements will be renewed automatically provided that on December 31, 2008 and on each December 31st thereafter (the “Renewal Date”) the agreement will be automatically extended for an additional calendar year so as to terminate two years from such renewal date, unless either party elects not to renew the agreements.

Under the employment agreement, in the case of termination as a consequence of disability the Company will continue to pay the Senior Executives their base salary and health and medical insurance for six months.

In the case of a termination by the Company prior to a “change of control,” but not “for good cause,” the Senior Executives will be entitled to receive two (2) times their annual base salary in effect on the date of termination, payable in twenty-four (24) equal monthly installments. In addition, the Senior Executives would be eligible to continue to receive medical and other insurance benefits for a period of two years. In the event of a termination of employment by the Senior Executives for “good reason,” the senior executives will be entitled to receive thirty-six (36) equal monthly payments, which, in total, equal their annual base salary in effect on the date of termination. In addition, the Senior Executives would be eligible to continue to receive medical and other insurance benefits for a period of three years.

In the event of a termination of employment by the Company subsequent to a “change of control,” but not “for good cause,” or by the Senior Executives within twelve months following a change in control, the Senior Executives would be entitled to receive in a lump sum payment within ten days or unless the executives make an election to receive the benefit in equal monthly installment, a salary continuance benefit in an amount equal to 2.99 times the Senior Executives’ base salary in effect at the date of termination, plus the highest annual bonus paid or payable for the two most recently completed years. In addition, the Senior Executives would be eligible to continue to receive all health and dental plans, disability, life insurance plans and all other welfare benefit plans for a period of three years. The severance payment could be increased (gross up payment) if it is determined that the severance payment together with any other payments or benefits would be subject to the excise tax imposed under the Internal Revenue Code.

Under the Agreement, a “change of control” will be deemed to have occurred upon:

•	The acquisition by any person of beneficial ownership of twenty five percent (25.0%) or more of the then outstanding shares of the common stock of the Company;

•	A change in the majority of the members of the board of directors of either Commonwealth Bankshares or Bank of the Commonwealth;

•	Approval by the shareholders of the Company of a reorganization, merger, share exchange or consolidation; or

•	Complete liquidation or dissolution of the Company or the Bank, or of the sale or other disposition of all or substantially all of the assets of the Company.

The term “for good cause” includes a termination of the Senior Executives for their failure to perform the required services, gross or willful neglect of their duty or a legal or intentional act demonstrating bad faith. The term “good reason” is defined as: the assignment of duties to the Senior Executives by the Company which result in the Senior Executives having significantly less authority or responsibility than they had on the date of hire, without their express written consent; a reduction by the Company of the Senior Executives base salary; the requirement that the Senior Executives’ principal office location be moved or relocated to a location that is more than 35 miles from the current principal office location; or the Company’s failure to comply with any material terms of the agreement.

In addition to Mr. Woodard and Ms. Sabol’s employment agreements, the Company has entered into similar employment agreements with Simon Hounslow dated January 2, 2002, and Stephen G. Fields dated January 1, 2004. The agreements provide for Mr. Hounslow’s, and Mr. Field’s (collectively “the Executives”) employment until the earlier of one year from the agreement date, their death or disability; provided, however, the employment agreements allows for termination of employment by either the Company, or the Executives in the event of a “change of control” of Commonwealth Bankshares or Bank of the Commonwealth, or by the Executives for “Good Reason.” The Executives employment agreements will be renewed automatically each year unless either party elects not to renew the agreements.

Under the employment agreements, in the case of a termination by the Company prior to a “change of control,” but not “for good cause” Mr. Hounslow and Mr. Fields will be entitled to receive twelve (12) equal monthly payments, which in total, equal their annual base salary. In the event of a termination of the employment agreement by the Executives for “good reason,” by the Company subsequent to a “change of control,” but not “for good cause,” Mr. Hounslow and Mr. Fields will be entitled to receive sixty (60) equal monthly payments, which in total, equal the present value of one times the Executives’ base salary minus $1.00 at the time of termination. In addition, the Executives would be eligible to continue to participate in the Company’s benefit programs for a period of up to six months.

Under the Agreement, a “change of control” will be deemed to have occurred upon:

•	Any third party acquiring, or entering into a definitive agreement to acquire, more than twenty-five percent (25.0%) of the stock of either Commonwealth Bankshares or Bank of the Commonwealth;

•	A change in the majority of the members of the board of directors of either Commonwealth Bankshares or Bank of the Commonwealth during any one year period; or

•	Commonwealth Bankshares ceasing to be the owner of all of Bank of the Commonwealth’s common stock, except for any directors’ qualifying shares.

The term “for good cause” includes a termination of the Executives for their failure to perform the required services, gross or willful neglect of their duty or a legal or intentional act demonstrating bad faith. The term “good reason” is defined as any assignment to the Executives of duties or responsibilities inconsistent with those in effect on the date of the agreement, the location of the Executives office and/or workplace for employer is moved or relocated to a site 25 miles or more from the location as of the date of this agreement, or a change of control of either Commonwealth Bankshares or Bank of the Commonwealth.

Potential Payments Upon Termination or Change in Control

The table below shows the present value of estimated Company payments pursuant to the employment agreements outlined above, upon a termination of employment, including the Company gross-up payments for the excise tax on parachute payments upon a change in control, for each of the named executive officers. The payments represent the maximum possible payments under interpretations and assumptions most favorable to the Senior Executives and Executives. All termination events are assumed to occur at December 31, 2006. For the below calculations it is assumed the Senior Executives and Executives elected to receive a lump sum payment if the choice is given under the provisions of the agreement. Company payments to a terminated Senior Executive or Executive may be more or less than the amounts shown in the table if the termination of employment occurs in a later year or because of contingencies contained in the various agreements and plans. There are no potential payments due to the named executive officers pursuant to the employment agreements under a termination of employment by the executives without good reason, termination of employment by Company with cause or upon death.

Potential Payments Upon Termination or Change in Control Table

(in thousands)	Woodard	Sabol	Hounslow	Fields
Termination of Employment by Executive with Good Reason
Employment agreement:
Salary	$990	$510	$184	$167
Welfare benefits	30	33	6	6

Termination of Employment by Company without Cause
Employment agreement:
Salary	660	340	143	134
Welfare benefits	20	23	6	6

Disability
Employment agreement:
Salary	161	83	73	68
Welfare benefits	3	3	4	4

Change in Control
Employment agreement:
Salary	1,659	807	184	167
Welfare benefits	30	33	6	6
Excise Tax Gross-up	705	331	—	—

Director Compensation

The following table sets forth a summary of the compensations paid to non-employee directors in 2006:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
E. Carlton Bowyer, Ph. D.	$43,300	$6,360	$49,660

Laurence C. Fentriss	32,400	6,360	38,760

Morton Goldmeier	40,800	6,360	47,160

Thomas W. Moss, Jr.	41,300	6,360	47,660

William D. Payne, M.D.	35,800	6,360	42,160

Herbert L. Perlin	35,900	6,360	42,260

Richard J. Tavss	36,300	6,360	42,660

Kenneth J. Young	35,800	6,360	42,160

(1)	Refer to Note 1 and Note 20 in the Consolidated Financial Statements attached as Exhibit 99.1 of the Form 10-K as of December 31, 2006 for the relevant assumptions used to determine the valuation of the option awards.

Each director of the Company was paid $1,400 for attendance at each Board meeting and $500 for attendance at each meeting of a committee of the Board of which he was a member. Additionally, each director of the Company was paid a quarterly retainer of $3,000. Effective January 1, 2007, the fee for each Board meeting increased to $2,000 and the fee for each executive committee meeting increased to $750. The Company has a Director’s Deferred Compensation Plan which allows directors to defer recognition of income on all or any portion of the directors’ fees they earn. During 2006, a total of $131.0 thousand was deferred by directors under this plan. The terms and conditions of the plan are very similar to the terms and conditions of the Bank’s Supplemental Executive Retirement Plan described under the “Stock Option and Employee Benefit Plans” section below.

Stock Option and Employee Benefit Plans

1990 Stock Option Plan. On February 20, 1990, the Company’s Board of Directors approved a non-qualified stock option plan for the issuance of 25,000 shares of Company common stock to eligible officers and key employees of the Company and the Bank at prices not less than the market value of the Company’s common stock on the date of grant. On April 29, 1997, the shareholders approved an amendment to this plan to increase the number of shares available for issuance under the plan to 45,000 shares. This plan expired on February 20, 2000. However, the terms of this plan continue to govern unexercised options awarded under the plan that have not expired.

401(k) Profit Sharing Plan. In 1993, the Bank adopted a 401(k) profit sharing plan qualified under Section 401(k) of the Internal Revenue Code to replace its former profit sharing plan. Employees who have attained the age of 20 years and six months and completed three months of service with the Bank are eligible to participate in the 401(k) plan. Eligible employees who elect to participate may defer up to the maximum allowable as prescribed by law. The Bank may make a matching contribution, the amount of which, if any, will be determined by the Bank each year. The Bank contributed a matching contribution of $110.8 thousand and a discretionary profit sharing contribution of $134.2 thousand to the 401(k) plan during 2006.

Non-Employee Director Stock Compensation Plan. On April 25, 1995, the Company’s stockholders approved a non-employee director stock compensation plan. This plan provided for the issuance of options to acquire 50,000 shares of the Company’s common stock to eligible non-employee directors. On April 29, 1997, stockholders approved an amendment to this plan to increase shares available for issuance under this plan to 70,000 shares. This plan expired January 17, 2000. However, the terms of this plan continue to govern unexercised options awarded under the plan that have not expired.

1999 Stock Incentive Plan. On April 27, 1999, the Company’s stockholders approved the Commonwealth Bankshares, Inc. 1999 Stock Incentive Plan. This plan provides for the issuance of up to the lesser of (i) fifteen percent (15.0%) of the Company’s issued and outstanding common stock less the aggregate number of shares subject to issuance pursuant to options granted, or available for grant, under the 1990 plan and non-employee director plan described above, or (ii) 350,000 shares. Of the aggregate number of shares of the Company’s common stock that may be subject to award under this plan, sixty percent (60.0%) are available for issuance to the Company’s non-employee directors, and forty percent (40.0%) are available for issuance to the Company’s employees. All the employees of the Company and the Bank, and all other members of the board of directors of the Company, are eligible to receive awards under this plan. As of December 31, 2006, only a limited number of authorized shares are available for issuance under this plan.

Bank of the Commonwealth Supplemental Executive Retirement Plan. Effective February 1, 2002, the Company’s Board of Directors approved an executive deferred compensation plan in order to provide a select group of management and highly compensated executives the opportunity to elect to defer part or all of the compensation (including bonuses) payable to such executives during any plan year. Under this plan, a participant may designate a fixed dollar amount or a percentage to be deducted from his or her salary and/or bonus and then indicate how the deferred amount is to be invested between a fund that tracks the value of the Company’s stock and a simple interest bearing fund. The amount of deferred compensation in an executive’s account is held in a rabbi trust, but such amounts continue to be subject to the claims of the Bank’s general creditors until such time as they are distributed to the executive. Distributions are generally available at retirement age, death, or on account of disability. In addition, an executive who separates from service for a reason other than retirement, death, or disability, is entitled to receive distribution when he or she reaches age 65 (unless he or she dies or becomes disabled in the meantime, in which case benefits will be payable pursuant to the plan terms regarding such distributions). Distributions may also be made in certain situations following a change in control. Distributions are generally made in the form of installment payments, although a distribution in a lump sum is available in limited situations. As of December 31, 3006, no money has been funded into this plan.

2005 Stock Incentive Plan. On June 28, 2005, the Company’s stockholders approved the Commonwealth Bankshares, Inc. 2005 Stock Incentive Plan. The plan provides for the issuance of restricted stock awards, stock options in the form of incentive stock options and non-statutory stock options, stock appreciation rights and other stock-based awards to employees and directors of the Company. The plan makes available up to 556,600 shares for issuance to plan participants. The total number of shares that may be issued in connection with the exercise of incentive stock options, which are eligible for more favorable tax treatment, will be 484,000 shares. The maximum number of shares with respect to which stock options, restricted stock awards, stock appreciation rights or other equity based awards may be granted in any calendar year to an employee is 60,500 shares.

Compensation Committee Interlocks and Insider Participation

No member of the Company’s Personnel Committee was an officer or employee of the Company during 2006. During 2006, no executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions) of another entity, nor did any executive officer of the Company serve as a director of another entity, one of whose executive officers served on the Company’s Personnel Committee. All four members of the Company’s Personnel Committee have outstanding loans with the Company. Each of these loans was made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility or present other unfavorable features. See “Certain Relationships and Related Transactions, and Director Independence” above.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Principal Accounting Fees and Services

The following table presents the fees for professional audit services rendered by PKF Witt Mares, PLC for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and 2005, and fees billed for other services rendered by PKF Witt Mares, PLC during those periods. All such audit and non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by PKF Witt Mares, PLC was compatible with the maintenance of that firm’s independence in the conduct of their auditing functions.

	Year Ended December 31,
	2006	2005
Audit fees (1)	$124,850	$61,500
Audit-related fees (2)	1,105	1,500
Tax fees (3)	6,575	5,000
All other fees	—	—

	$132,530	$68,000

(1)	Audit fees consist of audit and review services, attestation report on internal controls under SEC rules (for 2006 only), consents and review of documents filed with the SEC.
(2)	Audit-related fees consist of consent opinions issued for filings of Forms S-3 and S-8.
(3)	Tax fees consist of preparation of federal and state tax returns and advise regarding tax compliance issues.

Audit Committee Pre-Approval Policy

Pursuant to the terms of the Company’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent accountants. The Audit Committee must pre-approve all audit (including audit-related) and non-audit services performed by the independent accountants in order to assure that the provisions of such services do not impair the accountants’ independence. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of the subcommittee to grant pre-approval shall be presented to the full Audit Committee at its next scheduled meeting.

During 2006, the Audit Committee pre-approved 100% of non-audit services provided by PKF Witt Mares, PLC. The Audit Committee has considered the provisions of these non-audit services by PKF Witt Mares, PLC and has determined that the services are compatible with maintaining PKF Witt Mares, PLC’s independence.

PROPOSAL II

APPROVAL OF THE COMMONWEALTH BANKSHARES EMPLOYEE STOCK PURCHASE PLAN

At the Annual Meeting, shareholders will be asked to approve the Commonwealth Bankshares Employee Stock Purchase Plan (the “Stock Purchase Plan”). The Stock Purchase Plan offers eligible employees the opportunity to acquire a stock ownership in the Company through periodic payroll deductions that are applied towards the purchase of Company common stock at a discount of up to 15% of its market price.

Approval of the Stock Purchase Plan requires the affirmative vote of a majority of the shares actually voting, in person or by proxy, at the Annual Meeting. The Board of Directors recommends a vote “FOR” approval of the Stock Purchase Plan.

The following is a summary description of the material features of the Stock Purchase Plan and is qualified in its entirety by reference to the Stock Purchase Plan, a copy of which is attached as an appendix to this Proxy Statement.

Purpose

The purpose of the Stock Purchase Plan is to provide employees of the Company a means to purchase shares of the Company’s Common Stock through payroll deductions. The Company believes the adoption of the Stock Purchase Plan will assist it in retaining employees, securing and retaining new employees, and will provide incentives for employees to exert maximum efforts for the success of the Company.

The Stock Purchase Plan reserves a total of 400,000 shares of Company common stock for issuance to eligible employees.

Eligibility and Participation

Regular employees of the Company and its participating subsidiaries with at least six months of service (or such longer period as the Board of Directors may determine) may participate in the Stock Purchase Plan. A regular employee is one who is customarily employed for more than 20 hours per week and more than five months per year. All officers and directors who are eligible employees may participate.

No employee is eligible for the Stock Purchase Plan if, immediately after such right is granted, the employee would own or be deemed to own stock of the Company possessing 5% or more of the total combined voting power or value of stock of the Company or any affiliate of the Company. No rights may be granted that would permit an employee to purchase stock with a fair market value in excess of $25,000 (determined at the time the rights are granted) in any calendar year.

Participation by an eligible employee is voluntary. An eligible employee who wishes to participate does so by electing to contribute a designated percentage of his or her base salary by payroll deduction. A participant may also elect to designate that some or all of his or her year-end bonus be withheld as a special payroll deduction. Any participant wishing to cease participation in the Plan may do so by submitting such a request to the Plan Administrator. At such time, all payroll deductions will stop.

Purchase Price

The purchase price per share will be at a discount to the market value of the Company’s common stock. The amount of the discount, which cannot be more than 15% of the stock’s market value, will be established from time to time by the Board of Directors.

Administration

The Stock Purchase Plan will be administered by the Board of Directors of the Company or a duly authorized committee of the Board. The Board, or such committee, will be authorized to make rules and regulations regarding the administration and interpretation of the Stock Purchase Plan. All costs and expenses incurred in plan administration will be paid by the Company without charge to participants.

The Board of Directors may amend, suspend or terminate the Stock Purchase Plan at any time. However, it may not, without shareholder approval, increase the aggregate number of shares issuable under the Stock Purchase Plan or modify any other provision of the Stock Purchase Plan if such shareholder approval is required under Code Section 423.

Federal Income Tax Treatment

The Stock Purchase Plan is an “employee stock purchase plan” as defined under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), which provides that a participant does not have to pay any federal income tax with respect to shares purchased under the Stock Purchase Plan until he or she sells the shares. The method of taxation will depend upon the holding period of the shares. A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received.

If the stock is disposed of after two years from the date on which the right to purchase shares was granted (the “Grant Date”) and more than one year from the date the shares are transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock as of the disposition date over the purchase price or (ii) the excess of the fair market value of the stock as of the Grant Date over the purchase price (determined as of the Grant Date) will be treated as ordinary income. Any further gain will be taxed as a long-term capital gain.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the date of transfer to the participant over the purchase price will be treated as ordinary income at the time of such disposition. The Company will receive an income tax deduction for the same amount for the taxable year in which such disposition occurs. Any additional gain or loss recognized on the sale or disposition of the stock will either be a short-term or long-term capital gain or loss, depending on how long the participant owned the stock.

SUBMISSION OF PROPOSALS

The next Annual Meeting of Shareholders will be held on or about June 24, 2008. Any shareholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in the Company’s proxy statement, must comply with SEC Rule 14a-8 and must submit the proposal in writing no later than January 15, 2008. The deadline for shareholders to notify the Company of non-Rule 14a-8 matters that may be raised for consideration at the next Annual Meeting is April 25, 2008, and such notices may not be submitted prior to March 25, 2008. Additionally, any such shareholder proposals or notifications must comply in all respects with the Company’s Bylaws. All such proposals or notifications shall be delivered to the Company’s executive offices at Boush and Freemason Streets, P.O. Box 1177, Norfolk, Virginia 23501, Attn: E.J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer.

SHAREHOLDERS SHARING THE SAME ADDRESS

The Company has adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission. Under this procedure, the Company will deliver only one copy of the Company’s 2006 Annual Report to Shareholders (the “2006 Annual Report”) and this proxy statement to multiple shareholders who share the same address (if they appear to be members of the same family) unless the Company has received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards. This procedure reduces the Company’s printing costs, mailing costs and fees.

The 2006 Annual Report and this proxy statement are available at the Company’s website at http://www.bankofthecommonwealth.com. The Company will deliver promptly upon written or oral request a separate copy of the 2006 Annual Report and this proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the 2006 Annual Report or this proxy statement, shareholders should contact the Company at:

Investor Relations

Commonwealth Bankshares, Inc.

403 Boush Street

Norfolk, VA 23510-1200

(757) 446-6900

A number of brokerage firms have instituted householding. If you hold shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

OTHER MATTERS

The Board of Directors does not intend to present, and knows of no one who intends to present, to the meeting any matter for action by shareholders other than as set forth herein. However, the enclosed proxy confers discretionary authority with respect to transaction of any other business that may properly come before the meeting, and it is the intention of the persons named in the proxy to vote in accordance with their judgment on any such matter.

GENERAL

The Company’s 2006 Annual Report to Shareholders and Form 10-K for the year ended December 31, 2006 accompany this Proxy Statement. The 2006 Annual Report to Shareholders and Form 10-K does not form any part of the material for the solicitation of proxy.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

By Order of the Board of Directors

/s/ E. J. Woodard, Jr.
E.J. Woodard, Jr., CLBB
Chairman of the Board, President and
Chief Executive Officer

Dated in Norfolk, Virginia and mailed

this 15th day of May 2007

Appendix A

Audit Committee Charter

A. Purpose

1.	The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities:

a.	Serve as an independent and objective party to monitor the Company’s financial statements and its accounting and financial reporting processes.

b.	Review and appraise the audit efforts of the Company’s independent accountants and internal auditing department.

c.	Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

d.	Review the Company’s compliance with legal and regulatory requirements.

2.	The Audit Committee will substantially fulfill these responsibilities by carrying out the activities enumerated in Section D of this Charter.

3.	In discharging its oversight role, the Audit Committee or a designated party on its behalf is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company. The Audit Committee shall have the authority to engage independent counsel, independent accountants and/or other advisers as it determines necessary to carry out its duties. The Company shall provide appropriate funds, as determined by the Audit Committee, for the purpose to fulfill its corporate governance responsibilities.

B. Composition

1.	The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent of management, and free from any relationship that in the opinion of the Board would interfere with the exercise of his or her independent judgment as a member of the Committee. Each member of the Audit Committee shall meet the independence and experience requirements of the NASDAQ Stock Market, Inc., and the Exchange Act of 1934 and the Rules and Regulations of the Securities and Exchange Commission. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

2.	The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

3.	A majority of members at an Audit Committee meeting will constitute a quorum. The action of a majority of members participating at any meeting of the Audit Committee at which quorum is present shall be the consensus of the Audit Committee.

C. Meetings

The Committee shall hold such regular meetings as may be necessary, but not less frequently than on a quarterly basis. The Chairman of the Audit Committee or the Chief Audit Executive may call a meeting of the Audit Committee. Management, the Chief Audit Executive, independent accountants, the Company’s legal counsel, regulatory representative and any other parties may attend the meeting at the discretion of the Audit Committee. As part of its job to foster open communication, the Committee should meet at least annually with management, the Chief Audit Executive and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

Minutes will be prepared to record the business conducted. All Committee Minutes will be retained as part of the Company’s Permanent Records and will be stored with the Corporate Board Minutes. The Audit Committee shall report on its activities to the Board of Directors on a regular basis.

D. Responsibilities And Duties

To fulfill its responsibilities and duties the Audit Committee shall:

1.	Documents/Reports Review

a.	Review and update this Charter policy, at least annually, as conditions dictate.

b.	Review the organization’s annual audited financial statements and quarterly financial statements, including disclosures made under, “ Management’s Discussion and Analysis of Financial Condition and Results of Operation” and its critical accounting policies and practices, prior to the filing of the annual report on Form 10-K and quarterly reports on Form 10-Q.

c.	Review the regular internal reports to management prepared by the internal auditing department and management’s responses.

2.	Oversight of the Company’s Relationship with the Independent Accountants

a.	Be directly responsible, in its capacity as a committee of the Board, for the appointment and termination of the independent accountants, approve the fees and other compensation to be paid to the independent accountants. The Audit Committee will also provide oversight of work of the independent accountants, including resolution of disagreements between management and the independent accountants regarding financial reporting.

b.	Pre-approve all audits and permitted non-audit services, and the compensation, fees and terms for such services provided by the independent accountants. The Audit Committee may delegate pre-approval authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audited and permitted non-audit services, provided that decisions made by the subcommittee are presented to the full Committee at its next scheduled meeting.

c.	At least annually, obtain and review a formal written report by the independent accountants describing any relationships between the firm and the Company and any other relationships that may adversely affect the independence of the independent accountants. In addition, the Audit Committee shall make direct inquiries with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors and take appropriate action to oversee the independence of the independent accountants.

d.	Review with the independent accountants any audit problems or difficulties or other matters required to be discussed by Statement on Auditing Standards Number 61, including any restrictions on the scope of the independent accountants’ activities or on access to requested information, and any significant disagreements between management and the independent accountants.

e.	At least annually, obtain a written report by the independent accountants describing their firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

f.	Ensure the external audit partners involved with the audit are independent and rotated as recommended by authoritative guidance.

g.	Set clear hiring practices for employees or former employees of the independent accountants.

h.	Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

3.	Financial Reporting and Disclosure Processes

a.	In consultation with management, independent accountants and the Chief Audit Executive, review and discuss the following:

i.	Integrity of the organization’s internal and external financial reporting processes, financial statements and major disclosures and the adequacy and effectiveness of the Company’s system of internal controls and disclosure controls procedures.

ii.	Adequacy of management’s attestation of internal controls and its corporate disclosure controls.

iii.	Analysis of significant financial statement reporting issues, judgments relating to preparation of the Company’s financial statements, the appropriateness of accounting principles followed by the Company, and any changes to these same accounting principles.

iv.	If applicable, discuss the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements and related required disclosures.

v.	The annual audited financial statements and quarterly financial statements, including disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and its critical accounting policies and practices, prior to the filing of the annual report on Form 10-K and the quarterly reports on Form 10-Q.

b.	Periodically discuss with management the Company’s financial information released to the public, including but not limited to press releases, which discuss earnings, “pro-forma” or “adjusted non-GAAP” information and financial information provided to stock analysts.

c.	Periodically consult with management, the independent accountants and the Chief Audit Executive about the Company’s financial and operational risk exposures and related internal controls to monitor and control such risk exposures.

d.	Issue a report for inclusion in the Company’s proxy statement, disclosing that the Audit Committee reviewed and discussed the Company’s audited financial statements with management, the independent accountants and Chief Audit Executive. The report should also indicate that the Audit Committee recommends to the Board of Directors whether or not the audited financial statements should be included in the annual report on Form 10-K.

4.	Oversight of the Company’s Internal Audit Function

a.	On an annual basis, review and approve the internal audit department charter and its annual internal audit program in terms of the scope of the audit conducted or schedules to be conducted. Review the internal audit department resources, which includes its staffing levels and continuing education process to determine its adequacy to fulfill its duties.

b.	Review the significant reports to management prepared by the internal audit department and management’s responses. Determine whether or not the internal audit department has tracked management’s responses to external and internal audits, as well as responses to Federal Reserve System and the Virginia State Corporation Commission Examination Report items. Also verify that management, within a timely manner, completed all promised action(s) as outlined within management’s original responses.

c.	Ensure there are no unjustified restrictions or scope limitations of the internal audit department or its Chief Audit Executive.

d.	Review the appointment and replacement of the Company’s Chief Audit Executive.

e.	Review the effectiveness of the internal audit function, including compliance with the Institute of Internal Auditor’s Standards for the Professional Practice of Internal Auditing and other audit guidance provided by federal and state agencies.

5.	Compliance Oversight Responsibilities

a.	Review reports and disclosures of insider and affiliated party transactions in accordance with banking, SEC and listing regulations. The Audit Committee will review and approve all related-party transactions.

b.	In consultation with management and the Chief Audit Executive determine that the Company and its subsidiaries are in conformity with applicable banking and SEC laws and regulations and the Company’s Code of Conduct and Ethics.

6.	Audit Process Improvement

a.	Establish timely regular and separate systems of reporting to the Audit Committee by management, the independent accountants and the Chief Audit Executive regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

b.	The Audit Committee and the Chief Audit Executive will perform a self-evaluation of its performance at least annually to determine whether it is functioning effectively.

c.	Review any significant disagreement among management and the independent accountants or the internal audit department in connection with the preparation of the financial statements.

d.	Review with the independent accountants, the internal audit department and management to the extent which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

7.	Corporate Governance Compliance Oversight Responsibilities

a.	Establish “whistle blower” policy for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

b.	Discuss with management and the independent accountants and Chief Audit Executive any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

c.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

8.	Outside Advisors

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of:

a.	Compensation to the independent accountants for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company; and

b.	Compensation to any advisors and legal counsel employed by the Audit Committee that are necessary or appropriate in carrying out its duties.

9.	Other Duties

The Audit Committee has the discretion to perform other duties as it deems appropriate, which includes the following but not limited to:

a.	Institute and oversee special investigations as needed;

b.	Consider the effectiveness of the Company’s internal control system; and

c.	Perform duties as assigned by the Board of Directors.

E. Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in the Charter, it recognized that the members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, fulfilling the role of the independent accountants or auditors by profession. As such, it is not the duty of the Audit Committee or its members to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent accountants.

Each member of the Audit Committee shall be entitled to rely on:

a.	The integrity of the persons and organizations within and outside the Company from which it receives information.

b.	The accuracy of financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall promptly be reported to the Board of Directors).

c.	Representations made by management as to any information technology, internal audit and other non-audit services provided by the independent accountants to the Company.

Appendix B

Commonwealth Bankshares, Inc.

Employee Stock Purchase Plan

1.	Purpose and Effect of Plan

The purpose of the Plan is to secure for the Company and its stockholders the benefits of the incentive inherent in the ownership of Common Stock by present and future employees of the Company and its Subsidiaries. The Plan is intended to comply with the terms of Code section 423 and Rule 16b-3 of the Act.

2.	Shares Reserved for the Plan

There shall be reserved for issuance and purchase by employees under the Plan an aggregate of 400,000 shares of Common Stock, subject to adjustment as provided in Section 13. Shares subject to the Plan shall be authorized but unissued shares. Shares needed to satisfy the needs of the Plan may be newly issued by the Company or acquired by purchases at the expense of the Company on the open market or in private transactions.

3.	Definitions

Where indicated by initial capital letters, the following terms shall have the following meanings:

a.	Act: The Securities Exchange Act of 1934, as amended.

b.	Board: The Board of Directors of the Company.

c.	Code: The Internal Revenue Code of 1986, as amended, or any subsequently enacted federal revenue law. A reference to a particular section of the Code shall include a reference to any regulations issued under the section and to the corresponding section of any subsequently enacted federal revenue law.

d.	Common Stock: The Company’s Common Stock, $2.066 par value.

e.	Company: Commonwealth Bankshares, Inc., and any successor by merger, consolidation or otherwise.

f.	Compensation: The total earnings, prior to withholding, paid to an Eligible Employee during the applicable pay period, including bonuses, overtime pay, and commissions. Compensation shall be determined before taking into account any reduction in earnings resulting from an election to have salary reduction contributions pursuant to a Code section 401(k) plan or a Code section 125 plan. Compensation shall exclude any other deferred compensation in connection with any other plan of deferred compensation maintained by the Company, and it shall exclude reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses and welfare benefits.

g.	Custodian: A financial institution or other corporate entity selected by the Company from time to time to act as custodian for the Plan, which may include Bank of the Commonwealth.

h.	Eligible Employee: Any employee of a Participating Company who meets the eligibility requirements of Section 5 and Section 9.

i.	Enrollment Form: The form filed by a Participant with the Committee authorizing payroll deductions pursuant to Section 6.

j.	Fair Market Value: The closing trading price of the Common Stock on the NASDAQ Global Market as reported in the Wall Street Journal on either the Grant Date or the Investment Date, as determined by the Board or the Committee, or, if the Common Stock was not quoted on such date, the closing trading price on the last day prior thereto on which the Common Stock was quoted.

k.	Grant Date: The first business day of such quarterly period designated by the Board or the Committee, or such other semi-annual or annual period as determined from time to time by the Board or the Committee, on which shares of Common Stock are or could be traded on the NASDAQ Global Market. The Grant Date will be the first day of each Offering Period.

l.	Investment Account: The account established for each Participant to hold Common Stock purchased under the Plan pursuant to Section 7.

m.	Investment Date: The last business day of such quarterly period designated by the Board or the Committee, or such other semi-annual or annual period as determined from time to time by the Board or the Committee, on which shares of Common Stock are or could be traded on the NASDAQ Global Market. The Investment Date will be the last day of each Offering Period.

n.	Offering Period: The quarterly period, or such semi-annual or annual period as determined by the Board or the Committee, with respect to which the right to purchase Common Stock may be granted under the Plan.

o.	Participant: An Eligible Employee who elects to participate in the Plan by filing an Enrollment Form pursuant to Section 6.

p.	Participating Company: The Company and each present or future Subsidiary, except to the extent designated by the Board or the Committee as not being a Participating Company.

q.	Payroll Deduction Account: The account established for a Participant to hold payroll deductions pursuant to Section 6.

r.	Plan: The “Commonwealth Bankshares, Inc. Employee Stock Purchase Plan,” as set forth herein and as it may be amended from time to time.

s.	Purchase Price: The percentage of the Fair Market Value of a share of Common Stock on either the Grant Date or the Investment Date of each Offering Period, as such date may be designated by the Board or the Committee from time to time. The percentage shall be 85% unless the Board or the Committee, in their respective sole discretion, increases the percentage at any time. After any such increase, the Board or the Committee, in their sole discretion, may decrease the percentage, but not below 85%, at any time. Any increase or decrease shall be communicated to Eligible Employees not less than 30 days prior to the first Grant Date affected by the change.

t.	Subsidiary or Subsidiaries: Any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, as of an Investment Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

4.	Administration of the Plan

The Plan shall be administered by the Board. Subject to the express provisions of the Plan, the Board shall have the authority to take any and all actions (including directing the Custodian as to the acquisition of shares) necessary to implement the Plan and to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan. All of such determinations shall be final and binding upon all persons. The Board may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan.

The Board may delegate administration of the Plan to one or more employees of the Company or any Subsidiary. The Board also may delegate administrative responsibilities to a Committee, consisting of not less than two members appointed by the Board (the “Committee”). The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. Service on the Committee shall constitute service as a director of the Company so that members of the Committee shall be entitled to indemnification and reimbursement as directors of the Company pursuant to its Articles of Incorporation and Bylaws.

5.	Eligible Employees

All employees of each Participating Company shall be eligible to participate in the Plan, except an employee (a) whose customary employment is 20 hours or less per week or for not more than five months in a calendar year, or (b) who has not been employed for more than six months or such longer period as the Board or the Committee may establish from time to time. Eligibility to participate is also subject to the provisions of Section 9.

No director of the Company or of any Subsidiary who is not an employee shall be eligible to participate in the Plan. No independent contractor who is not an employee shall be eligible to participate in the Plan.

6.	Election to Participate

An Eligible Employee becomes a Participant by filing with the Custodian an Enrollment Form authorizing specified regular payroll deductions from his Compensation. Such regular payroll deductions shall be subject to a minimum deduction of 1% and a maximum deduction of 15%, inclusive but in whole percentages, of Compensation per pay period. All regular payroll deductions shall be credited to the Payroll Deduction Account that the Company has established in the name of the Participant.

A Participant may cease his participation in the Plan, or increase or decrease his payroll deduction, by filing a new Enrollment Form in the time and manner determined by the Board or the Committee. Enrollment Forms must be filed in accordance with procedures established by the Board or the Committee.

7.	Method of Purchase and Investment Accounts

Each Participant having eligible funds in his Payroll Deduction Account on an Investment Date shall be deemed, without any further action, to have purchased the number of shares (excluding fractional shares unless otherwise determined by the Board or the Committee) which the eligible funds in his Payroll Deduction Account could purchase at the Purchase Price on that Investment Date. All shares purchased shall be maintained by the Custodian in a separate Investment Account for each Participant. All cash dividends paid with respect to shares of the Common Stock shall be added to a Participant’s Payroll Deduction Account and shall be used to purchase shares of Common Stock for the Participant’s Investment Account, unless the Board or the Committee permit Participants to have such cash dividends paid directly to them. Expenses incurred in the purchase of such shares shall be paid by the Company.

All dividends of Common Stock distributed in-kind shall be added to the shares held for a Participant in his Investment Account. Any distribution of shares with respect to shares of Common Stock held for a Participant, other than a dividend of Common Stock, shall be distributed to the Participant as soon as practicable. Certificates for full shares will be issued and fractional shares will be sold and the proceeds of sale, less selling expenses, distributed to the Participant.

8.	Stock Purchases

The Custodian shall acquire shares of Company Stock for Participants as of each Investment Date from the Company or, if directed by the Board or the Committee, by purchases on the open market or in private transactions using total payroll deduction amounts received by the Custodian. If shares are purchased in one or more transactions on the open market or in private transactions at the direction of the Board or the Committee, the Company will pay the Custodian the difference between the Purchase Price and the price at which such shares are purchased for Participants.

9.	Limitation on Purchases

No Participant may purchase during any one calendar year under the Plan (or combined with any other plan qualified under Code section 423) shares of Common Stock having a Fair Market Value (determined by reference to the Fair Market Value on each date of purchase) in excess of $25,000. This limitation shall be interpreted to comply with Code section 423(b)(8).

A Participant’s Payroll Deduction Account may not be used to purchase Common Stock on any Investment Date to the extent that after such purchase the Participant would own (or be considered as owning within the meaning of Code section 424(d)) stock possessing 5% or more of the total combined voting power of the Company. For this purpose, stock which the Participant may purchase under any outstanding option shall be treated as owned by such Participant. As of the first Investment Date on which this paragraph limits a Participant’s ability to purchase Common Stock, the employee shall cease to be a Participant.

10.	Title of Accounts

The Custodian shall maintain an Investment Account for each Participant. Each Investment Account shall be in the name of the Participant or, if he so indicates on his Enrollment Form, in his name jointly with a member of his family, with right of survivorship. A Participant who is a resident of a jurisdiction which does not recognize such a joint tenancy may have an Investment Account in his name as tenant in common with a member of his family, without right of survivorship.

11.	Rights as a Shareholder

A Participant shall have the right at any time to obtain a certificate for the full shares of Common Stock credited to his Investment Account. A Participant shall have the right at any time to direct that any full shares in his Investment Account be sold and that the proceeds, less expenses of sale, are remitted to him. When a Participant ceases to be a Participant, the Participant may elect to have his shares sold by the Custodian and the proceeds, after selling expenses, remitted to him or the Participant may elect to have a certificate for the full shares of Common Stock credited to his Investment Account forwarded to him. In either event, the Custodian will sell any fractional interest held in his Investment Account to the Company and remit the proceeds of such sale, less selling expenses, and the balance in his Payroll Deduction Account to him.

As a condition of participation in the Plan, each Participant agrees to notify the Company if he sells or otherwise disposes of any of his shares of Common Stock acquired under the Plan.

Shares of Common Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

12.	Rights Not Transferable

Rights under the Plan are not transferable by a Participant, except by will or by the laws of descent and distribution.

13.	Change in Capital Structure

In the event of a stock dividend, spinoff, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to stockholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities which may be delivered under the Plan, the selling price and other relevant provisions shall be appropriately adjusted by the Board or the Committee, whose determination shall be binding on all persons.

If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets, the Board or the Committee may take such actions with respect to the Plan as it deems appropriate.

Notwithstanding anything in the Plan to the contrary, the Board or the Committee may take the foregoing actions without the consent of any Participant, and its determination shall be conclusive and binding on all persons for all purposes.

14.	Retirement, Termination and Death

In the event of a Participant’s retirement, termination of active employment, or death, the amount in his Payroll Deduction Account shall be refunded to him, and, unless otherwise elected, certificates will be issued for full shares held in his Investment Account. If a Participant elects to have his shares sold, he will receive the proceeds of the sale, less selling expenses. In the event of his death, the amount in his Payroll Deduction Account and all shares in his Investment Account shall be delivered to the beneficiary designated by the Participant in a writing filed with the Company. If no beneficiary has been designated, or if the designated beneficiary does not survive the Participant, such amount and all shares shall be delivered to his estate.

15.	Amendment of the Plan

The Board may at any time, or from time to time, amend the Plan in any respect; provided, however, that the stockholders of the Company must approve any amendment that would materially (i) increase the benefits accruing to Participants under the Plan, (ii) increase the number of securities that may be issued under the Plan, or (iii) modify the requirements as to eligibility for participation in the Plan.

16.	Termination of the Plan

The Plan and all rights of employees hereunder shall terminate:

a.	on the Investment Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase; or

b.	at any prior date at the discretion of the Board.

In the event that the Plan terminates under circumstances described in (a) above, reserved shares remaining as of the termination date shall be issued to Participants on a pro rata basis. Upon termination of the Plan, all amounts in an employee’s Payroll Deduction Account that are not used to purchase Common Stock will be refunded.

17.	Effective Date of Plan

The Plan shall be effective as of the date determined by the Board, subject to approval by the Company’s stockholders, and, if approved, the Plan shall become effective on the date designated by the Board subsequent to such approval. Notwithstanding the foregoing, no rights granted under the Plan may be exercised to any extent unless the Plan (including rights granted thereunder) is covered by an effective registration statement pursuant to the Securities Act of 1933, as amended. If the Plan is not so registered, no rights granted under the Plan shall be exercised and all payroll deductions accumulated during the purchase period shall be distributed to the participants, without interest.

18.	Government and Other Regulations

The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Company’s obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.

19.	Governing Law

The Plan shall be construed and administered in accordance with the laws of the Commonwealth of Virginia.

COMMONWEALTH BANKSHARES, INC.

April 17, 2007	By:	/s/ Cynthia A. Sabol, CPA
Cynthia A. Sabol, CPA
Executive Vice President and Chief Financial Officer

COMMONWEALTH BANKSHARES, INC. 403 Boush Street P. O. Box 1177, Norfolk, Virginia 23501-1177 Phone (757) 446-6900

Proxy solicited on behalf of the Board of Directors for Annual Meeting of Shareholders to be held on June 26, 2007.

The undersigned hereby revokes all prior proxies and appoints Edward J. Woodard, Jr., CLBB and Richard J. Tavss, or either of them, each with the power of substitution, as proxies to vote, as designated below, all the shares of Common Stock of Commonwealth Bankshares, Inc. held by the undersigned on April 27, 2007 at the Annual Meeting of Shareholders to be held on June 26, 2007, or any adjournment thereof.

1.	Proposal 1: To elect the following Class I directors to serve until the 2010 Annual Meeting of Shareholders: E. Carlton Bowyer, Ph.D., Morton Goldmeier, William D. Payne, M.D., and Richard J. Tavss.

☐ FOR all nominees listed (except as marked to the contrary below).

☐ WITHHOLD AUTHORITY to vote for all nominees listed.

INSTRUCTIONS: To withhold authority to vote for an individual nominee(s), print the name of the nominee(s) in the space provided below.

2.	Proposal 2: To approve the Commonwealth Bankshares Employee Stock Purchase Plan.

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

(OVER)

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1 and 2, and in the proxies discretion as to other business properly before the meeting.

Please sign exactly as your name(s) appear below. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date:                                         , 2007

Signature:

Printed Name:

Signature:

Printed Name:

Please complete, date, sign and return this proxy at your earliest convenience in the envelope provided. Thank you.

I/We plan to attend the Annual Meeting of Shareholders to be held on June 26, 2007.         YES         NO